Exhibit 2.1

Agreement and Plan of Merger

by and among

Stratex Oil & Gas Holdings, Inc.

a Colorado corporation

("Parent")

Richfield Acquisition Corp.

a Nevada corporation

("Merger Sub")

and

Richfield Oil & Gas Company

a Nevada corporation

("Company")

May 6, 2014

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 6, 2014, is made and entered into by and among STRATEX OIL & GAS HOLDINGS, INC., a Colorado corporation (the "Parent"), RICHFIELD ACQUISITION CORP., a Nevada corporation and a direct wholly owned subsidiary of Parent ("Merger Sub" and, together with Parent, the "Parent Entities"), and RICHFIELD OIL & GAS COMPANY, a Nevada corporation ("Company") with reference to the following facts:

RECITAL

A.           The parties intend that at the Effective Time, Merger Sub shall be merged with and into Company pursuant to the Merger as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement.

B.           The Board of Directors of Parent has (a) unanimously determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger.

C.           The Board of Directors of Company has (a) unanimously determined (provided, however, that the parties acknowledge any member of the Board of Directors with a conflict has abstained from the vote) that it is in the best interests of Company and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of Company.

D.           For U.S. federal income tax purposes, it is intended that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder.

E.           Each of Parent, Merger Sub, and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE TRANSACTIONS

Section 1.1 The Merger

(a)           At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Chapter 78 and 92A of the Nevada Revised Statutes (the "NRS"), Merger Sub shall be merged with and into Company (the "Merger"), whereupon the separate corporate existence of Merger Sub shall cease, and Company shall continue its existence under Nevada law as the Surviving Corporation and a direct wholly owned subsidiary of Parent (the “Surviving Corporation”).

Exhibit 2.1

(b)           On the Closing Date, Parent and Merger Sub shall file with the Secretary of State of the State of Nevada articles of merger (the "Articles of Merger"), executed in accordance with, and containing such information as is required by, the relevant provisions of the NRS, in order to effect the Merger. The Merger shall become effective at such time as the Articles of Merger have been filed with the Secretary of State of the State of Nevada or at such other, later date and time as is agreed among the parties and specified in the Articles of Merger in accordance with the relevant provisions of the NRS (such date and time is referred to herein as the "Effective Time").

Section 1.2 Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Buchanan Ingersoll & Rooney PC, 1290 Avenue of the Americas, 30th Floor, New York, New York 10104, at 10:00 a.m., local time, on the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the parties may agree in writing. The date on which the Closing actually occurs is referred to as the "Closing Date."

Section 1.3 Effect of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Merger Sub shall vest in Company as the surviving corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of Company as the surviving corporation, as provided under the NRS.

Section 1.4 Organizational Documents. At the Effective Time, the articles of incorporation and bylaws of Merger Sub shall be the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.5 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be, as of the Effective Time, the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a)           Effect of Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of Company or the Merger Sub or the holder of any shares of Company Common Stock or shares of Merger Sub Common Stock:

(i)           Conversion of Merger Sub Common Stock. Each share of Merger Sub common stock, par value $0.001 per share ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one share of common stock of Company as the Surviving Corporation.

(ii)          Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, shall be converted into the right to receive such number of validly issued, fully paid and nonassessable shares, or such fraction of a validly issued, fully paid and nonassessable share, of Parent Common Stock determined by multiplying such share of Company Common Stock by a fraction, the numerator of which is the sum of (A) 59,193,376 and (B) the Specified Additional Shares and the denominator of which is the number of shares of Company Common Stock outstanding at the close of business on the day immediately preceding the Effective Time (the "Exchange Ratio"), subject to adjustment pursuant to Section 2.1(c) (such per share amount, together with any cash in lieu of fractional shares of Company Common Stock to be paid pursuant to Section 2.1(d) is hereinafter referred to as the "Merger Consideration").

2

Exhibit 2.1

(iii)          Conversion of Warrants to Purchase Company Common Stock. Company shall take all requisite action so that, as of the Effective Time, each warrant to purchase shares of the Company Common Stock issued by the Company is converted, by virtue of the Merger and without any action on the part of the holder of such warrant, into a warrant exercisable for that number of shares of Parent Common Stock equal to the product of (i) the aggregate number of shares of Company Common Stock, as the case may be, for which such warrant was exercisable and (ii) the Exchange Ratio, rounded down to the nearest whole share. In addition, the Company shall take all requisite action so that, as of the Effective Time, the exercise price per share of such warrant shall be equal to the quotient obtained from dividing (x) the exercise price per share of such warrant immediately prior to the Effective Time by (y) the Exchange Ratio, with the result rounded up to the nearest whole cent. All such warrants shall continue to have, and be subject to, the same terms and conditions set forth in such warrants except as otherwise provided for herein. By way of example, if (A) the Exchange Ratio is determined to be 1.2 to 1, a warrant to purchase 600,000 shares of Company Common Stock for $0.25 per share would become exercisable for 720,000 shares of Parent Common Stock at an exercise price of $0.21 per share and (B) if the Exchange Ratio is determined to be 0.8 to 1, the same warrant to purchase 600,000 shares of Company Common Stock at an exercise price of $0.25 per share would instead become exercisable for 480,000 shares of Parent Common Stock at an exercise price of $0.32 per share.

(iv)        Conversion of Company Convertible Notes. Company shall take all requisite action so that, as of the Effective Time, each note issued by the Company which is convertible into shares of the Company Common Stock is converted, by virtue of the Merger and without any action on the part of the holder of such convertible note, into that number of shares of Parent Common Stock equal to the product of the aggregate number of shares of Company Common Stock, as the case may be, into which such note was convertible and (ii) the Exchange Ratio, rounded down to the nearest whole share. All such convertible notes shall continue to have, and be subject to, the same terms and conditions set forth in such convertible notes except as otherwise provided for herein

(v)          Effect of Conversion of Company Common Stock. All of the shares of Merger Sub Common Stock converted into the shares of Company Common Stock pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form ("Book-Entry Shares ") and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (a "Certificate") shall thereafter represent only the right to receive the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Book-Entry Shares or Certificate have been converted pursuant to this Section 2.1.

(b)           Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the NRS concerning the right of holders of shares of Company Common Stock to demand appraisal of their shares (the "Appraisal Provisions") of Company Common Stock (such shares, the "Dissenting Shares"), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive shares of Parent Common Stock as set forth in Section 2.1(a)(ii), but instead shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in the NRS. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the NRS, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive shares of Parent Common Stock as set forth in Section 2.1(a)(ii). Company shall give Parent prompt notice of any demands for appraisal of shares received by Company, withdrawals of such demands and any other instruments served pursuant to any NRS and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

3

Exhibit 2.1

(c)           Recapitalization Adjustment. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event (excluding the issuance of shares of Parent Common Stock in exchange for its Series A Preferred Stock or pursuant to the exercise or conversion of convertible notes, warrants, or options) shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit any party to take any action with respect to its securities that is prohibited by the terms of this Agreement. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event (excluding the issuance of Company Common Stock pursuant to the exercise or conversion of convertible notes or warrants) shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit any party to take any action with respect to its securities that is prohibited by the terms of this Agreement. The Exchange Ratio has been established based on the assumption that all of the outstanding shares of the Parent’s Series A Preferred Stock will be exchanged for 7,000,000 shares of Parent Common Stock prior to the Closing Date.

(d)           No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. Notwithstanding any other provision of this Agreement to the contrary, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive from the Exchange Agent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount equal to the product of (x) the fraction of a share of Parent Common Stock otherwise issuable to such holder under this Agreement, multiplied times (y) the volume weighted average closing price of the Parent Common Stock for the 20 trading days preceding the Effective Time (the "Fractional Share Cash Amount"). No such holder shall be entitled to distributions, voting rights or any other rights in respect of any fractional shares of Parent Common Stock.

(e)          Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity of the Parent Merger for any reason shall be exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.2 Exchange of Certificates.

(a)           Appointment of Exchange Agent. Parent shall appoint a bank or trust company that is reasonably acceptable to Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

(b)           Deposit of Merger Consideration. As of the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for the benefit of holders of Certificates or evidence of Book-Entry Shares, for exchange in accordance with this Section 2.2, (i) certificates representing the shares of Parent Common Stock sufficient to deliver the Merger Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Cash Amount (the "Exchange Fund").

4

Exhibit 2.1

(c)           Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within five business days of the Closing Date, Parent and the Surviving Company shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares were converted pursuant to Section 2.1(a)(ii) into the right to receive the Merger Consideration a letter of transmittal and other customary transmittal materials (collectively, the "Letter of Transmittal") which shall (A) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the parties may reasonably agree upon prior to the Effective Time, and (B) provide instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, the Fractional Share Cash Amount and any dividends or other distributions to which such holder of Certificates or Book-Entry Shares becomes entitled in accordance with Section 2.2(e). Parent shall mail, or cause to be mailed, the Letter of Transmittal to all persons who are holders of shares of Company Common Stock as of the record date for the special meeting of the Company’s shareholders to approve the Merger (the “Company Record Date”). Parent shall use commercially reasonable efforts to make, or cause to be made, the Letter of Transmittal available to all persons who become holders of record (or beneficial owners) of shares of Company Common Stock during the period between the Company Record Date and the close of business on the date that is six (6) business days immediately preceding the Effective Time (or on such other date as the Parties mutually agree).

(d)          Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the shares represented by such Certificates or Book-Entry Shares pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such holder of Certificates or Book-Entry Shares becomes entitled in accordance with Section 2.2(e). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, with respect to Certificates and Book-Entry Shares, upon such surrender, the Merger Consideration deliverable in respect of the shares represented by such Certificates or Book-Entry Shares pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such holder of Certificates or Book-Entry Shares becomes entitled in accordance with Section 2.2(e).

(e)          Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to shares of Parent Common Stock, shall be paid to the holder of any unsurrendered Book-Entry Shares or Certificate until such holder shall surrender such Book-Entry Shares or Certificates in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of such Book-Entry Shares or Certificates, the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Section 2.2(e)) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of Parent Common Stock to be issued in exchange for such Book-Entry Shares or Certificates.

(f)           No Further Ownership Rights in Exchanged Shares. The shares of Parent Common Stock delivered in accordance with the terms of this Section 2.2 upon conversion of any shares of Company Common Stock delivered in accordance with the terms of this Section 2.2, together with the payment of any Fractional Share Cash Amounts, shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e)), without interest, and (ii) the stock transfer books of Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Section 2.2, subject to the NRS in the case of Dissenting Shares.

5

Exhibit 2.1

(g)          Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration, any Fractional Share Cash Amount and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(h)          No Liability. None of the parties or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the Fractional Share Cash Amounts to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i)           Withholding Rights. Parent, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate or Book-Entry Share pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share in respect of whom such deduction or withholding was made.

(j)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(g), the Surviving Company) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any Fractional Share Cash Amount and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.3 Intentionally omitted.

Section 2.4 Further Assurances. If at any time before or after the Effective Time, any party reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or any other transaction contemplated by this Agreement (the "Transactions") or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the parties and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

6

Exhibit 2.1

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in Company SEC Documents filed prior to the date hereof (excluding any disclosures set forth in the disclosure schedule delivered by Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Schedule ") (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Company hereby represents and warrants to Parent as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a)          Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Section 3.1(a) of the Company Disclosure Schedule sets forth a complete list of each of the Company’s Subsidiaries. Each of the Company's Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a material adverse effect on the Company or such Subsidiary.

(b)          Company has made available prior to the date of this Agreement a true and complete copy of its articles of incorporation and bylaws (collectively, the "Organizational Documents"), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of Company, in each case, as amended through the date hereof.

Section 3.2 Capital Stock.

(a)          The authorized capital stock of Company consists of 450,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock. As of the date of this Agreement, the Company has no issued and outstanding shares of preferred stock. Section 3.2(a) of the Company’s Disclosure Schedule sets forth as of the date of this Agreement, (i) the number of shares of Company Common Stock issued and outstanding and (ii) the number of shares of Company Common Stock reserved for issuance under all Company warrants (the "Company Warrants") and convertible notes (“Company Convertible Notes”), together with the exercise/conversion prices and exercise/conversion periods thereof. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Warrants and Company Convertible Notes, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)          Except as set forth in Section 3.2(a) (and other than the shares of Company Common Stock issuable pursuant to the terms of outstanding Company Warrants and Company Convertible Notes identified in Section 3.2(a) of the Company’s Disclosure Schedule), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Company or any of its Subsidiaries is a party (i) obligating Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Company or any Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Company or its Subsidiaries. No Subsidiary of Company owns any shares of capital stock of Company.

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Exhibit 2.1

(c)          Neither Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Company on any matter.

(d)          There are no voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Company or any of its Subsidiaries.

(e)          Company or a Subsidiary of Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Company, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in Company's Subsidiaries and for the interests described in Section 3.2(e) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither Company nor any of its Subsidiaries has any obligation to acquire any equity interest in, any person.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a)          Company has the requisite corporate power and authority to execute and deliver this Agreement and each other document to be entered into by Company in connection with the Transactions (together with this Agreement, the "Transaction Documents") and, subject to the adoption of this Agreement and the approval of the Merger by the holders of a majority of the shares of Company Common Stock entitled to vote thereon (the "Company Stockholder Approval"), to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of Company and, except for the Company Stockholder Approval, no other corporate proceedings on the part of Company or vote of any stockholders are necessary to authorize the consummation of the Transactions. The Company Board of Directors have (i) resolved to recommend that Company's stockholders adopt this Agreement (the "Recommendation"), (ii) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Company's stockholders, (iii) approved this Agreement and the Merger, and (iv) directed that the adoption of this Agreement be submitted to Company's stockholders for approval. Each of the Transaction Documents has been duly and validly executed and delivered by Company and, assuming each such Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Transaction Documents constitutes the legal, valid and binding agreement of Company and is enforceable against Company in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the "Remedies Exceptions").

(b)          Other than in connection with or in compliance with (i) the filing of the articles of merger with the Secretary of State of the State of Nevada, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the " Securities Act"), (iv) applicable state securities, takeover and "blue sky" Laws, and (iv) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the "Approvals"), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a "Governmental Entity") or any third party is necessary for the consummation by Company of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Transactions.

8

Exhibit 2.1

(c)          The execution and delivery by Company of this Agreement does not, and (assuming the Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including any Oil and Gas Lease or Oil and Gas Contract), instrument, permit, concession, franchise, right or license binding upon Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien") other than Permitted Liens, in each case, upon any of the properties or assets of Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws.

Section 3.4 Company SEC Documents; Financial Statements. Since December 30, 2011, the Company has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not at the time each such document was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, in each case as in effect on the date each such document was filed. None of the Company Subsidiaries is currently required to file any forms or reports with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the reports filed by the Company with the SEC. Since December 30, 2011, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (x) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (y) were prepared in conformity with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that were not (or will not be) material in amount or effect) and (z) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that were not (or will not be) material in amount or effect). Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries, in the Company Financial Statements or the Company SEC Documents.

9

Exhibit 2.1

Section 3.5 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Company and its consolidated Subsidiaries (including the notes thereto) other than liabilities and obligations (a) disclosed, reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2013 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2013 which have not had and will not have, individually or in the aggregate, a Material Adverse Effect, or (c) incurred under this Agreement or in connection with the transactions contemplated hereby or otherwise disclosed in the Company Disclosure Schedule. Except as disclosed in the Company Financial Statements, Company is not a guarantor or indemnitor of any indebtedness of any other person.

Section 3.6 Information Supplied. The proxy statement to be sent to the Company’s stockholders in connection with the special meeting for the Company Stockholder Approval (the “Company Stockholder Meeting”) (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their representatives specifically for inclusion (or incorporation by reference therein) in the Proxy Statement.

Section 3.7 Internal Controls and Disclosure Controls. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (a) has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (b) based on its most recent evaluation of internal control prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed (but without making any representation or warranty as to the effectiveness of any such controls or procedures so designed) to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of the Sarbanes-Oxley Act with respect to such reports. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder with respect to the Company SEC Documents and the statements contained in such certifications are true and accurate in all material respects as of the date hereof. There are no “significant deficiencies” or “material weaknesses” (as defined by the Sarbanes-Oxley Act) in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data.

10

Exhibit 2.1

Section 3.8 Compliance with Law; Permits.

(a)          Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, settlement or agency requirement of any Governmental Entity (collectively, "Laws " and each, a "Law"), except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2012, neither Company nor any of its Subsidiaries has received any written notice or, to Company's knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law.

(b)          Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the "Permits"), except where the failure to have any of the Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Material Adverse Effect. All Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof. Company and each of its Subsidiaries is in compliance with the terms and requirements of all Permits.

(c)          Each of Company, its Subsidiaries and each third-party operator of any of the Oil and Gas Interests of Company and its Subsidiaries (with respect to such interests) is and has been, in compliance with applicable Laws and Orders, except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect.

(d)           None of Company, any Subsidiary of Company, or any director, officer, employee, auditor, accountant or representative of Company or any Subsidiary of Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Company or any Subsidiary of Company or any material concerns from employees of Company or any Subsidiary of Company regarding questionable accounting or auditing matters with respect to Company any or any Subsidiary of Company, and (ii) no attorney representing Company or any Subsidiary of Company, whether or not employed by Company or any Subsidiary of Company, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Company, any Subsidiary of Company or any of their respective officers, directors, employees or agents to the Board of Directors of Company or any committee thereof, or to the General Counsel or Chief Executive Officer of Company.

Section 3.9 Environmental Laws and Regulations. There are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of Company, threatened against Company or any of its Subsidiaries or any person or entity whose liability Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, alleging non-compliance with or other liability under any Environmental Law and there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding. Company, its Subsidiaries and each third-party operator of any of the Oil and Gas Interests of Company and its Subsidiaries (with respect to such interests) are, and except for matters that have been fully resolved with the applicable Governmental Entity, since December 31, 2012 have been, in compliance with all Environmental Laws (which compliance includes the possession by Company and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof). There have been no Releases at any location of Hazardous Materials by Company, its Subsidiaries, or as a result of any operations or activities of their contractors or other third-party operators, that would reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation, injunction or liability of any kind to Company or its Subsidiaries. None of Company, its Subsidiaries, and any third-party operator of any of the Oil and Gas Interests of Company and its Subsidiaries (with respect to such interests) and any predecessor of any of them, is subject to any Order or any indemnity obligation (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Company set forth in the Company Reserve Reports that have been provided to Parent prior to the date of this Agreement) or other Contract with any other person that would reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases. None of Company and its Subsidiaries has received any unresolved claim, notice, complaint or request for information or contribution from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law).

11

Exhibit 2.1

Section 3.10 Employee Benefit Plans.

(a)          Section 3.10(a) of the Company Disclosure Schedule sets forth a correct and complete list of each Benefit Plan. For purposes of this Agreement, "Benefit Plan" means each employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by Company or any Subsidiary, or to which Company or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of Company or any of its Subsidiaries.

(b)          With respect to the Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by Company: (i) all Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"); (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; and (viii) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation (the "PBGC"), the Department of Labor, or any other Governmental Entity since December 31, 2012. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no material amendments to any material Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such material amendments or to adopt or approve any new Benefit Plans.

(c)          Each Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and all contributions required to be made to any Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(d)          Section 3.10(d) of the Company Disclosure Schedule identifies each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan and its related trust, such determination letter has not been revoked (nor, to the knowledge of Company, has revocation been threatened), and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(e)          None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

12

Exhibit 2.1

(f)           None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan.

(g)          There are no pending or, to Company’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against Company with respect to any Benefit Plan, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans.

(h)          Neither Company nor any of its Subsidiaries, has sponsored or has any material obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by applicable Law or pursuant to post-termination continuation provisions not in excess of three years set forth in employment agreements or severance arrangements that are Benefit Plans.

(i)           Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(j)           The execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, except as provided under this Agreement or as required by applicable Law (i) entitle any current or former employee, director, consultant or officer of Company or any of its Subsidiaries to severance pay or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, or (iii) trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on Company’s rights to administer, amend or terminate any Benefit Plan.

(k)          The consummation of the Transactions will not, either alone or in combination with another event, result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise.

Section 3.11 Absence of Certain Changes or Events.

(a)          From December 31, 2013 through the date of this Agreement, the businesses of Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of Company or any Subsidiary of Company have undertaken any action that would be prohibited by Section 5.1(b) of this Agreement if such section were in effect at all times since December 31, 2013.

(b)          Since December 31, 2013, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

Section 3.12 Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Company, threatened) by any Governmental Entity with respect to Company or any of its Subsidiaries. There are no actions, suits (or, to the knowledge of Company, inquiries), investigations, proceedings, subpoenas, civil investigative demands or other requests for information by any Governmental Entity or any other person (or, to the knowledge of Company, threatened) against or affecting Company or any of its Subsidiaries, or any of their respective properties. There are no orders, judgments or decrees of any Governmental Entity against Company or any of its Subsidiaries.

13

Exhibit 2.1

Section 3.13  Information Supplied. The information supplied or to be supplied by Company in writing expressly for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "Form S-4") shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by any Parent Entity in writing expressly for inclusion therein. The information supplied or to be supplied by Company in writing expressly for inclusion in the joint proxy statement/prospectus (the "Proxy Statement/Prospectus") relating to the Company Stockholder Meeting included in the Form S-4 will not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of Company, and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by Company in writing expressly for inclusion therein but excluding any portion thereof based on information supplied by Parent in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 3.14 Regulatory Matters.

(a)          Company is not (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a "holding company," a "subsidiary company" of a "holding company," an affiliate of a "holding company," a "public utility" or a "public-utility company," as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)          All natural gas pipeline Systems and related facilities constituting Company’s and its Subsidiaries’ properties are, except to the extent the failure to comply with the following provisions will not have, individually or in the aggregate, a Material Adverse Effect: (i) "gathering facilities" that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 3.15 Tax Matters.

(a)          Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i)           (A) Company and each of its Subsidiaries has timely filed all Tax Returns with the appropriate Taxing Authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, and (B) all Taxes due and owing by Company and each of its Subsidiaries (whether or not shown on such filed Tax Returns), including Taxes required to be collected or withheld from payments to employees, creditors, shareholders or other third parties, have been paid, except in each case of clause (A) and (B) for amounts being contested in good faith by appropriate proceedings or for which adequate reserves have been maintained in accordance with GAAP.

(ii)          (A) No deficiencies for Taxes with respect to Company or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority that have not been settled and paid or adequately reserved in accordance with GAAP, (B) as of the date hereof, there are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Company or any of its Subsidiaries, and (C) neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iii)         There are no Liens for Taxes upon any property or assets of Company or any of its Subsidiaries other than Permitted Liens.

(iv)         Neither Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

14

Exhibit 2.1

(v)          No claim has been made by any Taxing Authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that Company or any Subsidiary is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved.

(vi)         Neither Company nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes).

(vii)        Neither Company nor any of its Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which Company or any Subsidiary is or was the common parent, and neither Company nor any of its Subsidiaries has any liability for Taxes of any other person (other than Taxes of Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

(viii)       Within the last two years, neither Company nor any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

(b)          Neither Company nor any of its Subsidiaries is aware of any fact, or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

Section 3.16 Employment and Labor Matters. As of the date hereof, neither Company nor any of its Subsidiaries is, or has been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a "Collective Bargaining Agreement"), and no employee is represented by a labor organization for purposes of collective bargaining with respect to Company or any of its Subsidiaries. To the knowledge of Company, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Company or any of its Subsidiaries. As of the date hereof, no Collective Bargaining Agreement is being negotiated by Company or, to the knowledge of Company, any of its Subsidiaries. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Company or any of its Subsidiaries pending or, to the knowledge of Company, threatened, that may interfere in any material respect with the business activities of Company and its Subsidiaries taken as a whole. There is no pending charge or complaint against Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and none of Company or any of its Subsidiaries is a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Company has complied with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other applicable Laws in respect of any reduction in force, including notice, information and consultation requirements. There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by Company pursuant to any workplace safety and insurance/workers’ compensation Laws.

Section 3.17 Intellectual Property.

(a)           Either Company or a Subsidiary owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the "Intellectual Property"). There are no pending or, to the knowledge of Company, threatened claims by any person alleging infringement, misappropriation or other violation by Company or any of its Subsidiaries of any intellectual property rights of any person. To the knowledge of Company, the conduct of the business of Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person. Neither Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of Company’s or any its Subsidiaries’ rights to or in connection with the Intellectual Property. To the knowledge of Company, no person is infringing, misappropriating or otherwise violating any Intellectual Property.

15

Exhibit 2.1

(b)          Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby), and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 3.18 Properties.

(a)          Company and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in the Company Reserve Reports as attributable to interests owned by Company and its Subsidiaries, except for such Oil and Gas Interests sold, used, farmed out or otherwise disposed of since December 31, 2013 in the ordinary course of business, in each case free and clear of all Liens other than Permitted Liens and Production Burdens. Each Oil and Gas Lease to which Company or any of its Subsidiaries is a party is valid and in full force and effect. None of Company or any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Gas Lease. None of Company or any of its Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that Company or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease.

(b)          Either Company or a Subsidiary of Company has good and valid title to each material real property (and each real property at which material operations of Company or any of its Subsidiaries are conducted) owned by Company or any Subsidiary (but excluding the Oil and Gas Interests of Company), other than the Real Property Leases (such owned property collectively, the "Company Owned Real Property"). Either Company or a Subsidiary of Company has a good and valid leasehold interest in each material lease, sublease and other agreement under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of Company or any of its Subsidiaries are conducted) (but excluding the Oil and Gas Interests of Company) (such property subject to a lease, sublease or other agreement, the "Company Leased Real Property" and such leases, subleases and other agreements are, collectively, the "Company Real Property Leases"), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Each Company Real Property Lease is valid, binding and in full force and effect. No uncured default of a material nature on the part of Company or, if applicable, its Subsidiary or, to the knowledge of Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with or without the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease.

(c)          There are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by Company or its Subsidiaries in the operation of its business thereon. Except for such arrangements solely among Company and its Subsidiaries or among Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by Company in the operation of its business thereon. Neither Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by Company or its Subsidiaries in the operation of its business thereon.

(d)          All proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

16

Exhibit 2.1

(e)          All of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of Company and its Subsidiaries or otherwise associated with an Oil and Gas Interest of Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws.

(f)           All Oil and Gas Interests operated by Company and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law.

(g)          None of the material Oil and Gas Interests of Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

(h)          None of the Oil and Gas Interests of Company or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.19 Insurance. Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as are customary for the industries in which it and its Subsidiaries operate and as their management has in good faith determined to be prudent and appropriate. All insurance policies maintained by or on behalf of Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by Company or its Subsidiaries. Company and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Company or any of its Subsidiaries as of the date of this Agreement, and neither Company nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

Section 3.20 [Intentionally Omitted]

Section 3.21 Material Contracts.

(a)          Except for this Agreement, the Benefit Plans and agreements filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to or bound by:

(i)           any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          any Contract that (A) expressly imposes any restriction on the right or ability of Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or "most favored nation" clause that restricts the business of Company or any of its Subsidiaries in a material manner, other than those contained in customary oil and gas leases or customary confidentiality agreements;

(iii)         any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of Company or any of its Subsidiaries in an amount in excess of $100,000, except any transactions among Company and its wholly owned subsidiaries or among Company’s wholly owned Subsidiaries;

(iv)         any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by Company and its Subsidiaries, in excess of $100,000;

17

Exhibit 2.1

(v)          any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Company and its Subsidiaries or among Company’s Subsidiaries and other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Interests of Company;

(vi)         any Contract expressly limiting or restricting the ability of Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vii)        any Contract that obligates Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person other than (A) advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Interests of Company not covered by a joint operating agreement or participation agreement or (B) any loan or capital contribution to, or investment in Company or one of its wholly owned Subsidiaries;

(viii)       any Contract providing for the sale by Company or any of its Subsidiaries of Hydrocarbons that (A) has a remaining term of greater than 60 days and does not allow Company or such Subsidiary to terminate it without penalty on 60 days’ notice or less or (B) contains a "take-or-pay" clause or any similar material prepayment or forward sale arrangement or obligation (excluding "gas balancing" arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(ix)          any Contract that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, covering in excess of 100 Mcf per day (or, in the case of liquids, in excess of 25 barrels of oil equivalent) of Hydrocarbons per day over a period of one month (calculated on a yearly average basis);

(x)           any Oil and Gas Lease that contains express provisions (A) establishing bonus obligations in excess of $5,000 that were not satisfied at the time of leasing or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xi)          any agreement pursuant to which Company or any of its Subsidiaries has paid amounts associated with any Production Burden in excess of $25,000 during the immediately preceding fiscal year or with respect to which Company reasonably expects that it will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $25,000 per year;

(xii)         any agreement which is a joint development agreement, exploration agreement or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require Company and its Subsidiaries to make expenditures in excess of $25,000 in the aggregate during the 12-month period following the date hereof;

(xiii)        any acquisition Contract that contains "earn out" or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Company set forth in the Company Reserve Reports that have been provided to Parent prior to the date of this Agreement), that would reasonably be expected to result in payments after the date hereof by Company or any of its Subsidiaries in excess of $50,000; or

(xiv)       any material lease or sublease with respect to a Company Leased Real Property.

All contracts of the types referred to in clauses (i) through (xiv) above are referred to herein as "Company Material Contracts."

(b)          Neither Company nor any Subsidiary of Company is in breach of or default under the terms of any Company Material Contract. To the knowledge of Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of Company or the Subsidiary of Company that is party thereto and, to the knowledge of Company, of each other party thereto, and is in full force and effect.

18

Exhibit 2.1

Section 3.22 Reserve Reports. Company has delivered or otherwise made available to Parent true and correct copies of the written report commissioned by Company and delivered to Company estimating Company’s and its Subsidiaries’ proved oil and gas reserves prepared by an unaffiliated person (the "Company Report Preparer") concerning the Oil and Gas Interests of Company and such Subsidiaries as of December 31, 2013 (the "Company Reserve Report"). The factual, non-interpretive data provided by Company and its Subsidiaries to the Company Report Preparer in connection with the preparation of the Company Reserve Report that was material to such Company Report Preparer’s estimates of the proved oil and gas reserves set forth in the Company Reserve Report was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Report) accurate in all material respects. The oil and gas reserve estimates of Company set forth in the Company Reserve Report are derived from reports that have been prepared by the petroleum consulting firm as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.23 Derivatives. Section 3.23 of the Company Disclosure Schedule accurately summarizes, in all material respects, the outstanding Derivative positions of Company and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Company and its Subsidiaries, as of the dates reflected therein. Section 3.23 of the Company Disclosure Schedule lists, as of the date of this Agreement, all Derivative Contracts to which Company or any of its Subsidiaries is a party.

Section 3.24 Finders or Brokers. Neither Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.25 Requisite Stockholder Approval. The only vote of the stockholders of the Company required to approve the plan of merger (as such term is used in Section 92A.120 of the NRS) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares in favor of the adoption of the plan of merger (as such term is used in Section 92A.120 of the NRS) contained in this Agreement (the “Requisite Stockholder Approval”). No other vote of the stockholders of the Company is required by Law, the Articles of Incorporation or Bylaws of the Company or otherwise to adopt the plan of merger (as such term is used in Section 92A.120 of the NRS) contained in this Agreement and approve and consummate the Merger.

Section 3.26 State Takeover Statutes. The Board of Directors of Company has taken all action necessary to render inapplicable to this Agreement and the Transactions all potentially applicable state anti-takeover statutes or regulations and any similar provisions in Company’s articles of incorporation or bylaws.

Section 3.27 No Additional Representations.

(a)          Company acknowledges that no Parent Entity makes any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE IV or in any certificate delivered by Parent to Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that no Parent Entity makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Company (or any of its affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, and Company has not relied on such information or any other representation or warranty not set forth in ARTICLE IV.

19

Exhibit 2.1

(b)          Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered to Company by Parent in accordance with the terms hereof, in entering into this Agreement, Company has relied solely upon its independent investigation and analysis, and Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or any of its respective Subsidiaries, affiliates, stockholders, controlling persons or Representatives that are not expressly set forth in ARTICLE IV or in any certificate delivered by Parent to Company, whether or not such representations, warranties or statements were made in writing or orally. Company acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered by Parent to Company: (i) Parent does not make, and have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the Transactions and Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent to make any representation or warranty relating to themselves or their business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Company as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the disclosure schedule delivered by Parent to Company immediately prior to the execution of this Agreement (the "Parent Disclosure Schedule ") (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent represents and warrants to Company as follows:

Section 4.1 Qualification, Capitalization

(a)          Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a material adverse effect on Parent or such Subsidiary.

(b)          The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock. As of the date of this Agreement, 60 shares of Parent Series A Preferred Stock are issued and outstanding. Section 4.1(b) of Parent’s Disclosure Schedule sets forth as of the date of this Agreement, (i) the number of shares of Parent Common Stock issued and outstanding and (ii) the number of shares of Parent Common Stock reserved for issuance under all options, warrants and convertible notes, together with the exercise/conversion prices and exercise/conversion periods thereof. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock reserved for issuance with respect to options, warrants and convertible notes, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

20

Exhibit 2.1

(c)           Except as set forth in Section 4.1(b) or as set forth in Section 4.1(c) of the Parent Disclosure Schedule as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. No Subsidiary of Parent owns any shares of capital stock of Parent.

(d)          Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(e)          There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(f)           Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither Parent nor any of its Subsidiaries has any obligation to acquire any equity interest in, any person.

Section 4.2 Authority Relative to this Agreement; No Violation.

(a)           Each of the Parent Entities has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to be entered into by Parent and Merger Sub. The execution, delivery and performance by Parent Entities of this Agreement and the other Transaction Documents and the consummation by each of them of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Parent Entity, and no other action on the part of any Parent Entity is necessary to authorize the execution and delivery by any Parent Entity of this Agreement and the other Transaction Documents and the consummation of the Merger. The Board of Directors of Parent has approved this Agreement and the Transactions, including the Merger. This Agreement has been duly executed and delivered by each Parent Entity and, assuming due and valid authorization, execution and delivery hereof by Company, is the valid and binding obligation of each Parent Entity enforceable against each of them in accordance with its terms, subject to the Remedies Exceptions.

(b)          Other than in connection with or in compliance with (i) the filing of the articles of merger with the Secretary of State of the State of Nevada, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities, takeover and "blue sky" Laws, and (v) the approvals set forth in Section 4.2(b) of Parent Disclosure Schedule (collectively, the "Parent Approvals"), and, subject to the accuracy of the representations and warranties of Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity or any third party is necessary for the consummation by any Parent Entity of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Transactions.

21

Exhibit 2.1

(c)          The execution and delivery by Parent Entities of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of a Parent Entity or its Subsidiaries to own or use any assets required for the conduct of its business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including any Oil and Gas Lease or Oil and Gas Contract), instrument, permit, concession, franchise, right or license binding upon a Parent Entity or any of its Subsidiaries or by which or to which any of its properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of a Parent Entity or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other equivalent organizational document, in each case as amended or restated, of a Parent Entity or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws.

Section 4.3 Reports and Financial Statements.

(a)           Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since July 12, 2012 (all such documents and reports filed or furnished by a Parent Entity or any of its Subsidiaries, the "Parent SEC Documents "). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b)          The consolidated financial statements (including all related notes and schedules) of each Parent Entity included in the applicable Parent SEC Documents (the "Parent Financial Statements") (i) fairly present in all material respects the consolidated financial position of such Parent Entity and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c)          As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents.

Section 4.4 Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto) other than liabilities and obligations (a) disclosed, reserved against or provided for in the audited consolidated balance sheet of the Parent as of December 31, 2013 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2013 which have not had and will not have, individually or in the aggregate, a Material Adverse Effect, or (c) incurred under this Agreement or in connection with the transactions contemplated hereby or otherwise disclosed in the Parent Disclosure Schedule. Except as disclosed in the Company Financial Statements, Company is not a guarantor or indemnitor of any indebtedness of any other person.

22

Exhibit 2.1

Section 4.5 Internal Controls and Disclosure Controls. Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for Parent and the Parent Subsidiaries. Parent (a) has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (b) based on its most recent evaluation of internal control prior to the date hereof, has disclosed to the Parent’s auditors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting. The Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed (but without making any representation or warranty as to the effectiveness of any such controls or procedures so designed) to ensure that material information (both financial and non-financial) relating to the Parent and the Parent Subsidiaries required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Parent’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Parent required by Section 302 of the Sarbanes-Oxley Act with respect to such reports. Each of the principal executive officer of the Parent and the principal financial officer of the Parent (or each former principal executive officer of the Parent and each former principal financial officer of the Parent, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder with respect to the Parent SEC Documents and the statements contained in such certifications are true and accurate in all material respects as of the date hereof. There are no “significant deficiencies” or “material weaknesses” (as defined by the Sarbanes-Oxley Act) in the design or operation of the Parent’s internal controls and procedures which could adversely affect the Parent’s ability to record, process, summarize and report financial data.

Section 4.6 Compliance with Law; Permits.

(a)           Each Parent Entity and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2012, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of Parent, other communication from any Governmental Entity regarding any actual or possible material violation of, or material failure to comply with, any Law.

(b)          Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for each of Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the "Parent Permits "), except where the failure to have any of Parent Permits or to have filed such tariffs, reports, notices or other documents would not, individually or in the aggregate, have a Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof. Parent and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits.

(c)          Since December 31, 2012, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of either Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of such Parent Entity or any material concerns from employees of Parent or any Parent Subsidiary regarding questionable accounting or auditing matters with respect to Parent or any Parent Subsidiary, and (ii) to the knowledge of the Parent Entities, no attorney representing either Parent Entity or any of its Subsidiaries, whether or not employed by such Parent Entity or any such Subsidiary, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by such Parent Entity, any Subsidiary of such Parent Entity or any of their respective officers, directors, employees or agents to the Board of Directors of such Parent Entity, or to the Chief Executive Officer of such Parent Entity.

23

Exhibit 2.1

Section 4.7 Absence of Certain Changes or Events.

(a)           From January 1, 2013 through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and neither Parent nor any Parent Subsidiary has undertaken any action that would be prohibited by Section 5.2 of this Agreement if such section were in effect at all times since January 1, 2013.

(b)          Since January 1, 2013, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. There are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or, to the knowledge of Parent Entities, threatened against Parent or any of its Subsidiaries or any person or entity whose liability any Parent Entity or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, alleging non-compliance with or other liability under any Environmental Law and, to the knowledge of Parent Entities, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding. Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since December 31, 2012 have been, in compliance with all Environmental Laws (which compliance includes the possession by Parent and each of its Subsidiaries of all Parent Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof). There have been no Releases at any location of Hazardous Materials by Parent or any of its Subsidiaries that would reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation, injunction or liability of any kind to Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent Entities, any third-party operator of any of the Oil and Gas Interests of Parent or its Subsidiaries or any predecessor of any of them, is subject to any Order or any indemnity obligation or other Contract with any other person that would reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases. Neither Parent nor any of its Subsidiaries has received any unresolved claim, notice, complaint or request for information or contribution from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law).

Section 4.9 Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent Entities, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries. There are no actions, suits (or, to the knowledge of Parent Entities, inquiries), investigations, proceedings, subpoenas, civil investigative demands or other requests for information by any Governmental Entity or any other person pending (or, to the knowledge of Parent Entities, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties. There are no orders, judgments or decrees of any Governmental Entity against Parent or any of its Subsidiaries.

Section 4.10 Information Supplied. The information supplied or to be supplied by Parent Entities in writing expressly for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent Entities with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion therein. The information supplied or to be supplied by Parent Entities in writing expressly for inclusion in the Proxy Statement/Prospectus shall not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of Company, and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent Entities with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by a Parent Entity in writing expressly for inclusion therein, but excluding any portion thereof based on information supplied by Company in writing expressly for inclusion therein, with respect to which no representation or warranty is made by either Parent Entity) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

24

Exhibit 2.1

Section 4.11 Regulatory Matters.

(a)          Neither Parent Entity is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a "holding company," a "subsidiary company" of a "holding company," an affiliate of a "holding company," a "public utility" or a "public-utility company," as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)          All natural gas pipeline Systems and related facilities constituting Parent and its Subsidiaries’ properties are (i) gathering facilities" that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 4.12 Properties.

(a)          Parent and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in Parent Reserve Reports as attributable to interests owned by Parent or any of its Subsidiaries, except for such Oil and Gas Interests sold, used, farmed out or otherwise disposed of since December 31, 2013 in the ordinary course of business, in each case free and clear of all Liens other than Permitted Liens and Production Burdens. Each Oil and Gas Lease to which Parent or any of its Subsidiaries is a party is valid and in full force and effect. Neither Parent nor any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Gas Lease. Neither Parent nor any of its Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that Parent or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease.

(b)          Either Parent or a Parent Subsidiary has good and valid title to each material real property (and each real property at which material operations of Parent or any of its Subsidiaries are conducted) owned by Parent or any Parent Subsidiary (but excluding the Oil and Gas Interests), other than Parent Real Property Leases (such owned property collectively, the "Parent Owned Real Property"). Either Parent or a Parent Subsidiary has a good and valid leasehold interest in each material lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of Parent or any of its Subsidiaries are conducted) (but excluding the Oil and Gas Interests) (such property subject to a lease, sublease or other agreement, the "Parent Leased Real Property" and such leases, subleases and other agreements are, collectively, the "Parent Real Property Leases ), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Each Real Property Lease is valid, binding and in full force and effect. No uncured default of a material nature on the part of Parent or any Parent Subsidiary or, to the knowledge of the Parent Entities, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with or without the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease.

(c)          There are no leases, subleases, licenses, rights or other agreements affecting any portion of Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon. Except for such arrangements solely among Parent and its Subsidiaries or among any Parent Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of Parent Owned Real Property by the Parent Entities in the operation of their business thereon. Neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon.

25

Exhibit 2.1

(d)          All proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of Parent or its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e)          All of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Interest of Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws.

(f)           All Oil and Gas Interests operated by Parent and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law.

(g)          None of the material Oil and Gas Interests of Parent or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

(h)          None of the Oil and Gas Interests of Parent or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 4.13 Insurance. Parent and its Subsidiaries maintain insurance in such amounts and against such risks substantially as are customary for the industries in which they and their Subsidiaries operate and as their management has in good faith determined to be prudent and appropriate. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by Parent or its Subsidiaries. Except as would not have, individually or in the aggregate, a Material Adverse Effect, Parent and their Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 4.14 [Intentionally Omitted]

Section 4.15 Material Contracts.

(a)          Except for this Agreement and agreements filed as exhibits to Parent's SEC Documents, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a "Parent Material Contract").

(b)          Neither Parent nor any of its Subsidiaries is in breach of or default under the terms of any Parent Material Contract and, to the knowledge of the Parent Entities, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract. Each Parent Material Contract is a valid and binding obligation of the Parent or the Parent Subsidiary that is party thereto and, to the knowledge of, of each other party thereto, and is in full force and effect.

26

Exhibit 2.1

Section 4.16 Reserve Reports. Parent has delivered or otherwise made available to Company true and correct copies of the written report requested or commissioned by Parent or its Subsidiaries and delivered to a Parent or its Subsidiaries in writing on or before the date of this Agreement estimating Parent’s and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a "Parent Report Preparer") concerning the Oil and Gas Interests of Parent and such Subsidiaries as of December 31, 2013 (the "Parent Reserve Reports"). The factual, non-interpretive data provided by Parent and its Subsidiaries to each Parent Report Preparer in connection with the preparation of Parent Reserve Reports that was material to such Parent Report Preparer’s estimates of the proved oil and gas reserves set forth in Parent Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of Parent Reserve Reports) accurate in all material respects. The oil and gas reserve estimates set forth in Parent Reserve Reports are derived from reports that have been prepared by the petroleum consulting firm as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of Parent and its Subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in Parent Reserve Reports that, individually or in the aggregate, has had or would have a Material Adverse Effect.

Section 4.17 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.18 Tax Matters.

(a)          Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i)           (A) Each of Parent and its Subsidiaries has timely filed all Tax Returns with the appropriate Taxing Authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, and (B) all Taxes due and owing by each of Parent and its Subsidiaries (whether or not shown on such filed Tax Returns), including Taxes required to be collected or withheld from payments to employees, creditors, shareholders or other third parties, have been paid, except in each case of clause (A) and (B) for amounts being contested in good faith by appropriate proceedings or for which adequate reserves have been maintained in accordance with GAAP.

(ii)          (A) No deficiencies for Taxes with respect to a Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority that have not been settled and paid or adequately reserved in accordance with GAAP, (B) as of the date hereof, there are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries, and (C) neither Parent nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iii)         There are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries other than Permitted Liens.

(iv)         Neither Parent nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

(v)          No claim has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved.

(vi)         Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes).

(vii)        Neither Parent nor any of its Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which Parent or any of its Subsidiaries is or was the common parent, and neither Parent nor any of its Subsidiaries has any liability for Taxes of any other person (other than Taxes of Parentor such Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

27

Exhibit 2.1

(b)          Neither Parent nor any of its Subsidiaries is aware of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

Section 4.19 Employee Benefit Plans.

(a)          For purposes of this Agreement, "Parent Benefit Plan" means each employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by Parent or any of its Subsidiaries, or to which Parent or any of its Subsidiaries contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of Parent or any of its Subsidiaries.

(b)          Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. All contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent and its Subsidiaries.

(c)          Neither Parent nor any of its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(d)          Neither Parent nor any of its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and neither Parent, its Subsidiaries, nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan.

Section 4.20 Employment and Labor Matters. As of the date hereof, neither Parent nor any of its Subsidiaries is, or since December 31, 2012 has been, a party to any Collective Bargaining Agreement, and no employee is represented by a labor organization for purposes of collective bargaining with respect to Parent or any of its Subsidiaries. To the knowledge of Parent, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Parent or any of its Subsidiaries. As of the date hereof, no Collective Bargaining Agreement is being negotiated by Parent or, to the knowledge of Parent, any of its Subsidiaries. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against any Parent or any of its Subsidiaries pending or, to the knowledge of the Parent Entities, threatened.. There is no pending charge or complaint against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and neither nor any of its Subsidiaries is a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Parent and its Subsidiaries have complied with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other applicable Laws in respect of any reduction in force, including notice, information and consultation requirements. There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by Parent or any of its Subsidiaries pursuant to any workplace safety and insurance/workers’ compensation Laws.

28

Exhibit 2.1

Section 4.21 No Additional Representations.

(a)          Parent acknowledges that Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE III, in any certificate delivered by Company to a Parent in accordance with the terms hereof, and the Parent Loan Agreement and specifically (but without limiting the generality of the foregoing) that Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Company and its Subsidiaries or (b) the future business and operations of Company and its Subsidiaries, and Parent has not relied on such information or any other representations or warranties not set forth in ARTICLE III or the Parent Loan Agreement.

(b)          Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Company and its Subsidiaries and acknowledges that it has been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered to Parent by Company in accordance with the terms hereof, in entering into this Agreement, Parent has relied solely upon its independent investigation and analysis of Company and its Subsidiaries, and Parent acknowledges and agrees that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by Company, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or other Representatives that are not expressly set forth in ARTICLE III, in any certificate delivered by Company to Parent, or in the Parent Loan Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE III, in any certificate delivered by Company to Parent, or in the Parent Loan Agreement: (i) Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Transactions and Parent is not relying on any representation or warranty except for those expressly set forth in this Agreement or the Parent Loan Agreement, (ii) no person has been authorized by Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Parent as having been authorized by Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or any of its Representatives are not and shall not be deemed to be or include representations or warranties of Company unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE III or in the Parent Loan Agreement.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by Company.

(a)          From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the "Termination Date"), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) with the prior written consent of Parent, (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, Company covenants and agrees that the business of Company and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Permits and preserve their relationships with customers and suppliers; provided, however, that no action by Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 5.1(b).

29

Exhibit 2.1

(b)          Company agrees with the Parent Entities, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Company or any of its Subsidiaries, (ii) as may be consented to by Parent, or (iii) as may be contemplated or required by this Agreement, Company:

(i)           shall not adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents, and shall not permit any of its Subsidiaries to adopt any amendments to its articles of incorporation or bylaws or similar applicable organizational documents;

(ii)          shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)         shall not, and shall not permit any of its Subsidiaries that is not wholly owned by Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities), except dividends or distributions by any direct or indirect wholly owned Subsidiary only to Company or to another wholly owned Subsidiary of Company in the ordinary course of business;

(iv)         shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement;

(v)          shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person;

(vi)         except for authorized expenditures made with the proceeds of the Parent Loan, shall not, and shall not permit any of its Subsidiaries to, to the extent any expenditures exceed, in the aggregate, $25,000:

(A)          sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products in the ordinary course of business, or (3) sales, leases, transfers or other dispositions made in connection with any transaction among Parent and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(B)           authorize any capital expenditures, except for (1) expenditures contemplated by Company Reserve Report provided to Parent (whether or not such capital expenditure is made during the 2014 fiscal year), but only to the extent Company has sufficient cash on hand to make such expenditures without incurring additional debt other than the Parent Loan, (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, and (3) expenditures made to acquire or re-lease oil and gas leases owned by Company that will be expiring in 2014;

(vii)        shall not, and shall not permit any of its Subsidiaries to, enter into any new Contract to sell Hydrocarbons other than in the ordinary course of business consistent with past practice, but in no event having a duration longer than 30 days;

30

Exhibit 2.1

(viii)       except as required by applicable Law or the terms of any Company Benefit Plan existing and as in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) establish, adopt, amend, modify, commence participation in or terminate (or commit to establish, adopt, amend, modify, commence participation in or terminate) any Collective Bargaining Agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock agreement, plan or arrangement covering any current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or any of its Subsidiaries or other existing Company Benefit Plan (other than amendments or modifications to broad-based Company Benefit Plans in the ordinary course of business that do not materially increase the cost or expense to Company of providing or administering such benefits), (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries, (3) pay or award, or commit to pay or award, any bonuses or incentive compensation, (4) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or any of its Subsidiaries, (5) accelerate any rights or benefits, (6) fund any rabbi trust or similar arrangement, (7) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (8) hire or terminate the employment or services of (other than for cause) any officer, employee, independent contractor or consultant;

(ix)          shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(x)           shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any Company Warrant, or Company Convertible Note identified in Section 3.2(a) of the Company’s Disclosure Schedule);

(xi)          shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among Company and its Subsidiaries or among its Subsidiaries;

(xii)         shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except for (1) indebtedness under the Parent Loan, (2) any indebtedness among Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to Company than such existing indebtedness, and (4) for any guarantees by Company of indebtedness of Subsidiaries of Company or guarantees by its Subsidiaries of indebtedness of Company or any Subsidiary of Company, which indebtedness is incurred in compliance with this Section 5.1(b); provided, however, that in the case of each of clauses (2) through (4) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to Company and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(xiii)        other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract or under any Company Permit, or enter into any new Contract which would be a Company Material Contract, in each case in a manner or with an effect that is adverse to Company and its Subsidiaries, taken as a whole, or which would reasonably be expected to, after the Effective Time, restrict or limit in any material respect any Parent Entity, the Surviving Company or any of their respective affiliates from engaging in any business or competing in any geographic location with any person;

31

Exhibit 2.1

(xiv)       shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises equal to or lesser than the amounts reserved with respect thereto on the most recent consolidated balance sheet of Company and its Subsidiaries;

(xv)        shall not make, change or revoke any Tax election outside the ordinary course of business, change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, request any Tax ruling, settle or compromise any Tax proceeding, or surrender any claim for a refund of Taxes, in each case, if such action would reasonably be expected to increase by a material amount the Taxes of Company or Parent;

(xvi)       except as otherwise permitted by this Agreement, any refinancing permitted by clauses (xii)(3) and (4) above or for transactions between Company and its Subsidiaries or among its Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of Company or any Subsidiary, other than (1) at stated maturity and (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof; and

(xvii)      shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i)) through (xvi) of this Section 5.1(b).

Section 5.2 Conduct of Business by Parent.

(a)          Ordinary Course. From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) with the prior written consent of Company (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement, (iv) as permitted under Section 5.2(c), below, (v) or as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees that the business of Parent and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Parent Permits and preserve their relationships with customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 5.2(b)..

(b)          Pre-Effective Time Operations. Parent agrees that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to by Company (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement, or (iv) as is permitted under Section 5.2(c), below, or as set forth in Section 5.2(b) of Parent Disclosure Schedule, Parent:

(i)           shall not adopt or agree to adopt any amendments its certificate of incorporation or bylaws or similar applicable organizational documents and shall not permit its Subsidiaries to adopt any amendments its certificate of incorporation or bylaws or similar applicable organizational documents ;

(ii)         shall not, and shall not permit any of its Subsidiaries that is not wholly owned by Parent or wholly owned by any wholly owned Subsidiary of Parent to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, stock or other securities), except dividends or distributions by any direct or indirect wholly owned Subsidiary only to Parent or another wholly owned Subsidiary of Parent in the ordinary course of business;

32

Exhibit 2.1

(iii)         shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than any restructurings or reorganizations solely among a Parent Entity and its Subsidiaries or among its Subsidiaries, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement;

(iv)         shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any share of capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Parent Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) as contemplated by this Agreement, (2) issuances and sales of convertible debt, warrants, capital stock, and other securities for cash, (3) the sale of Parent Common Stock pursuant to the exercise of Parent Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, or (4) for transactions among Parent and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(v)        shall not make, change or revoke any Tax election outside the ordinary course of business, change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, request any Tax ruling, settle or compromise any Tax proceeding, or surrender any claim for a refund of Taxes, in each case, if such action would reasonably be expected to increase by a material amount the Taxes of a Parent Entity or any of its Subsidiaries;

(vi) shall not, unless one or more additional directors have been added to Parent’s Board of Directors who satisfy the definition of “Independent Director” set forth in the rules of the NASDAQ Stock Market, grant compensatory cash bonuses or stock options to any person that is a director, officer, or consultant of Parent on the date of this Agreement, and

(vii)       shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (vi) of this Section 5.2(b).

(c)          Certain Parent Transactions. The parties:

(i)          (a) acknowledge that Parent and its Subsidiaries may desire to sell certain of their respective existing assets (including interests in Subsidiaries and other assets held by Parent and each of its Subsidiaries) in order to generate working capital that would be deployed to develop the assets of Company after the Effective Time, and (b) agree that notwithstanding the foregoing provisions of this Section 5.2 or any other provision of this Agreement to the contrary, during the period from and after the date of this Agreement and prior to the Effective Time, Parent and its Subsidiaries (and each of their respective Subsidiaries) may sell or otherwise dispose of any of their respective assets (without regard to whether such sales or other dispositions may be outside the ordinary course of business for Parent or such respective Subsidiary), including but not limited to oil and gas leases, working interests, development rights, and ownership interests in any Subsidiary, to any unrelated third party for fair market value;

(ii)         (a) acknowledge that Parent and its Subsidiaries may issue convertible debt, warrants, capital stock, and other securities in capital raising transactions prior to the Effective Time to generate funds for acquisitions and other purposes both before and after the Effective Time and that they may issue convertible debt, warrants, capital stock, and other securities in connection with acquisitions prior to the Effective Time, and (b) agree that notwithstanding the foregoing provisions of this Section 5.2 or any other provision of this Agreement to the contrary, Parent and its Subsidiaries (and each of their respective Subsidiaries) may sell issue convertible debt, warrants, capital stock, and other securities in such capital raising transactions or acquisitions prior to the Effective Time;

33

Exhibit 2.1

(iii)        (a) acknowledge that Parent and its Subsidiaries may grant compensatory stock options prior to the Effective Time to new (non-director) employees or consultants as part of their compensation, and (b) agree that notwithstanding the foregoing provisions of this Section 5.2 or any other provision of this Agreement to the contrary, Parent and its Subsidiaries (and each of their respective Subsidiaries) may grant options to purchase up to 3,500,000 shares of Parent Common Stock to new (non-director) employees or consultants prior to the Effective Time for such purpose; and

(iv)        (a) acknowledge that Parent and its Subsidiaries may make acquisitions (whether through merger, consolidation or otherwise) of other persons or businesses or make loans, advances or capital contributions to, or investments in, other persons prior to the Effective Time and (b) agree that notwithstanding the foregoing provisions of this Section 5.2 or any other provision of this Agreement to the contrary, Parent and its Subsidiaries (and each of their respective Subsidiaries) may make such acquisitions, loans, advances, capital contributions, and investments.

Section 5.3 Mutual Access.

(a)          For purposes of furthering the Transactions, each of Company and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other Representatives of each such party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding such party and its Subsidiaries, as such other party may reasonably request. Notwithstanding the foregoing, no party shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. No party or any of its officers, employees or Representatives shall be permitted to perform any onsite procedures (including an onsite study or any invasive testing or sampling) with respect to any property of another party or any of its Subsidiaries without the prior written consent of such party.

(b)          The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the mutual nondisclosure agreement executed by Parent and Company in February 2014 (the "Confidentiality Agreement").

Section 5.4 No Solicitation; Recommendation of the Board of Directors of Company.

(a)          Except as expressly permitted by this Section 5.4, Company shall, and shall cause each of its affiliates and its and their respective officers, directors and employees to, and shall use reasonable best efforts to cause the agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively "Representatives") of Company or any of its affiliates to: (A) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement with Company within the 24-month period prior to the date of this Agreement in connection with any actual or potential Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives and (B) until the Effective Time or, if earlier, the Termination Date, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person (other than any Parent Entity or any of its directors, officers, employees, affiliates or Representatives) any non-public information regarding Company or any of its Subsidiaries in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal, or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral) with respect to a Takeover Proposal. Except to the extent necessary to take any actions that Company or any third party would otherwise be permitted to take pursuant to this Section 5.4 (and in such case only in accordance with the terms hereof) or except to the extent that the Board of Directors of Company concludes, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Company under applicable Law, (A) Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill provision in any agreement to which Company or any of its Subsidiaries is a party, and (B) Company shall, and shall cause its Subsidiaries to, enforce the standstill provisions of any such agreement, and Company shall, and shall cause its Subsidiaries to, promptly take all steps within their power in an effort to terminate any waiver that may have been heretofore granted, to any person (other than Parent or any of its Affiliates), under any such provisions.

34

Exhibit 2.1

(b)          Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Stockholder Approval, Company, directly or indirectly receives a bona fide, unsolicited written Takeover Proposal from any person that did not result from Company’s, its affiliates’ or Company’s or its affiliates’ Representatives’ material breach of this Section 5.4 and if the Board of Directors of Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal, then Company may, directly or indirectly, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of Company and its Subsidiaries, to the person who has made such Takeover Proposal and its Representatives and potential sources of financing; provided, that Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Takeover Proposal and its Representatives and potential sources of financing regarding such Takeover Proposal. "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that contains provisions that are no less favorable to Company than those applicable to Parent that are contained in the Confidentiality Agreement (including standstill restrictions); provided that such confidentiality agreement shall not prohibit compliance by Company with any of the provisions of this Section 5.4 and such confidentiality agreement shall permit the person making the Takeover Proposal to make non-public Takeover Proposals directly to Company and the Board of Directors of Company (as opposed to directly to the shareholders of Company). Nothing in this Section 5.4 shall prohibit Company, or the Board of Directors of Company, directly or indirectly through any officer, employee or Representative, from (1) informing any person that Company is party to this Agreement and informing such person of the restrictions that are set forth in this Section 5.4, or (2) disclosing factual information regarding the business, financial condition or results of operations of Company or its Subsidiaries or the fact that a Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; provided that, in the case of this clause (2), (x) the Board of Directors of the Company shall in good faith determine that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure is inconsistent with its fiduciary duties under applicable Law and (y) Company complies with the obligations set forth in the proviso in Section 5.4(f).

(c)          Company shall promptly (and in no event later than 24 hours after actual receipt) notify, orally and in writing, Parent after receipt by Company or any of its Representatives of any Takeover Proposal, including of the identity of the person making the Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in no event later than 24 hours after actual receipt) provide copies to Parent of any written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal. Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Takeover Proposal (including by promptly (and in no event later than 24 hours after actual receipt) providing to Parent copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal). Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits Company from providing any information to Parent in accordance with this Section 5.4.

35

Exhibit 2.1

(d)          Except as expressly permitted by Section 5.4(e), the Board of Directors of Company shall not (A) fail to include the Company Recommendation in the Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) make any recommendation or public statement that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of Company in connection with a tender offer or exchange offer that constitutes a Takeover Proposal (other than (I) a recommendation against such offer or (II) a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act that includes a reaffirmation of the Company Recommendation or refers to the prior Company Recommendation of the Board of Directors of Company) (it being understood that the Board of Directors of Company may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change, and such refrain shall not be treated as a Company Adverse Recommendation Change) or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of Company a Takeover Proposal (any action described in this sentence being referred to as a "Company Adverse Recommendation Change").

(e)          Notwithstanding anything to the contrary set forth in this Agreement, with respect to a Takeover Proposal, at any time prior to the time the Company Stockholder Approval is obtained, the Board of Directors of Company may make a Company Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 7.1(h) if, after receiving a bona fide, unsolicited Takeover Proposal that did not result from a material breach of Section 5.4(a), the Board of Directors of Company has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Takeover Proposal constitutes a Superior Proposal and (ii) in light of such Takeover Proposal, the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Company under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change and/or terminating this Agreement pursuant to Section 7.1(h), (A) Company has given Parent at least three business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and has contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed transaction agreements with the person making such Superior Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to Company, a written summary of the material terms thereof), (B) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (C) the Board of Directors of Company shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent and, at the end of such notice period, shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the three-business-day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two business days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time Company shall be required to comply with the requirements of this Section 5.4(e)  anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(f)          Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit Company or the Board of Directors of Company from taking and disclosing to the stockholders of Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any "stop, look and listen" communication or any other similar disclosure to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act; provided that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of Company with respect to this Agreement or a Takeover Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Board of Directors of Company in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Board of Directors of Company.

36

Exhibit 2.1

Section 5.5 Filings; Other Actions.

(a)          As promptly as reasonably practicable following the date of this Agreement, Parent and Company shall jointly prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus. Parent and Company shall use all commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger. Parent shall take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or Company, without the other party’s prior consent (which shall not be unreasonably withheld) and without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, or the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Parent and Company will promptly advise the other party of any oral or written request by the SEC for amendment of the Form S-4 or the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or Company, or any of their respective affiliates, officers or directors, is discovered by Parent or Company which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and Company, as applicable.

(b)          As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and its articles of incorporation and bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company and to hold the Company Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Proxy Statement/Prospectus and solicit and use all commercially efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 5.4(d). Company will, except in the case of a Company Adverse Recommendation Change, through its Board of Directors, recommend that its stockholders adopt the plan of merger set forth in this Agreement and this Agreement and will use all commercially reasonable efforts to solicit from its stockholders written consents in favor of the adoption of the plan of merger in this Agreement and this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders to obtain such approvals. Company will not submit to the vote of its stockholders any Takeover Proposal other than the Merger.

Section 5.6 Employee Matters.

(a)          Following the Closing Date, Parent shall, or shall cause its applicable affiliate to, cause any employee benefit plans sponsored or maintained by Parent or its applicable affiliate in which the employees of Company (the "Company Employees") are eligible to participate following the Closing Date (collectively, the "Post-Closing Plans") to recognize the service of each Company Employee with Company and its Subsidiaries and their respective predecessors prior to the Closing Date for purposes of eligibility, vesting, benefit levels and benefit accrual rates or contribution rates under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company Employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent or its applicable affiliate do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation.

37

Exhibit 2.1

(b)          If requested by Parent in writing delivered to Company not less than ten business days before the Closing Date, the Board of Directors of Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company 401(k) plans (the "Company 401(k) Plan"), effective as of the day prior to the Closing Date.

(c)          Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent or any of its affiliates, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company, Company or any of their affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or affiliates to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.6 shall create any third party beneficiary rights in any Company Employee or current or former service provider of Company or its affiliates (or any beneficiaries or dependents thereof).

Section 5.7 Regulatory Approvals; Efforts.

(a)          Prior to the Closing, the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity required to be obtained or made by the parties or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger or any of the other Transactions contemplated by this Agreement, the parties shall cooperate with each other and use all commercially reasonable efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions contemplated by this Agreement. Additionally, each of the parties shall use all commercially reasonable efforts to fulfill all conditions precedent to the Transactions and shall not take any action after the date of this Agreement that would reasonably be expected to materially hinder or delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing or to materially hinder or delay the expiration of the required waiting period under any applicable Law. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use all commercially efforts to effect such transfers.

38

Exhibit 2.1

(b)          The parties shall each keep the other apprised of the status of matters relating to the completion of the Transactions and the regulatory approvals and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.7. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any such Governmental Entity. If any party to this Agreement or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, as promptly as practicable and after consultation with the other parties to this Agreement, an appropriate response in substantial compliance with such request. No party shall participate in any meeting or teleconference with any Governmental Entity (other than teleconferences with respect to non-substantive or ministerial matters) in connection with this Agreement and Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Each party shall furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to the Transactions, and furnish the other parties with such necessary information and reasonable assistance as such other parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.7 may be redacted (i) to remove references concerning the valuation of Parent and Transactions or other confidential information, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(c)          Subject to the terms and conditions herein provided and without limiting the foregoing, Parent and Company shall use all commercially reasonable efforts to (i) file, as promptly as practicable, but in any event no later than ten (10) business days after the date of this Agreement, all notifications required under the HSR Act, if applicable; (ii) cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other Transactions contemplated hereby, (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (C) assuring that all such filings are in material compliance with the requirements of any applicable Law; (iii) ensure the prompt expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the Merger or the other Transactions; and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the Merger and the other Transactions contemplated hereby as promptly as practicable. In the event that the parties receive a request for information or documentary material pursuant to the HSR Act (a "Second Request"), the parties will use all commercially reasonable efforts to respond to such Second Request as promptly as practicable, and counsel for each of the parties will closely cooperate during the entirety of any such Second Request review process.

Section 5.8 Takeover Statutes. If any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any of the other Transactions, each party shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.9 Public Announcements. The parties shall use reasonable best efforts to develop a joint communications plan and each party shall use all commercially reasonable efforts to ensure that all press releases and other public statements with respect to the Transactions, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Transactions and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. The parties agree to issue a mutually acceptable initial joint press release announcing this Agreement.

39

Exhibit 2.1

Section 5.10 Directors and Officers Insurance. For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay, in respect of any year after the Effective Time, annual premiums in excess of 200% of the last annual premium paid by Company prior to the date hereof in respect of the coverages (the "Maximum Amount") required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If Company elects, in its sole discretion, then Company may, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such its directors and officers, in their capacity as such; provided that in no event shall the cost of such policy, if purchased by Company, exceed six (6) times the Maximum Amount and, if such a "tail policy" is purchased, Parent shall have no further obligations under this Section 5.10.

Section 5.11 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give either Parent or Company, directly or indirectly, the right to control or direct the other Party's operations prior to Effective Time and (b) prior to the Effective Time, each of Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Section 16 Matters. Prior to the Effective Time, Parent and Company shall take all such steps as may be required to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Transaction Litigation. Subject to applicable Law, Company shall give Parent the opportunity to participate in Company's defense or settlement of any stockholder litigation against Company and/or its directors or executive officers relating to the Transactions, including the Merger. Company agrees that, except to the extent permitted pursuant to Section 5.1(b)(xiv), it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against Company or its directors, executive officers or similar persons by any stockholder of Company relating to this Agreement or the Transactions without the prior written consent of Parent (such consent not to be unreasonably withheld).

Section 5.14 Initial Board of Directors of Parent. As of the Effective Time, Parent shall take all such action as may be reasonably required to increase the size of its Board of Directors to seven members and to appoint two of the Company Designees to serve as directors, with the remaining five directors to be designated by Parent. The initial directors of Parent as of the Effective Date shall continue to serve as such until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

ARTICLE VI.

CONDITIONS TO THE MERGER

 Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)          The Company Stockholder Approval shall have been obtained.

40

Exhibit 2.1

(b)          No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of either Merger or any of the other Transactions.

(c)          The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

(d)          The exchange of all outstanding shares of the Parent’s Series A Preferred Stock for 7,000,000 shares of Parent Common Stock shall have occurred.

Section 6.2 Conditions to Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger is further subject to the fulfillment (or waiver by Company) at or prior to the Effective Time of the following conditions:

(a)          Except for the impact of any of the actions taken by the Parent or its Subsidiaries described in Section 5.2(c), (i) the representations and warranties of Parent set forth in this Agreement qualified by Material Adverse Effect shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of Parent set forth in Section 4.1(b) and Section 4.1(c) shall be true and correct at and as of the date of this Agreement, except for any de minimis inaccuracies, and (iii) the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b)          Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)          No Material Adverse Effect shall have occurred with respect to Parent and its Subsidiaries, taken as a whole, since the date of this Agreement.

(d)          No action, suit, or proceeding shall be pending or threatened before any Governmental Entity or before any arbitrator in which an unfavorable injunction, judgment, order, decree, ruling, or charge (collectively, “Restraints”) would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; provided, that this Section 6.2(d) shall not constitute a condition to the obligations of Company to consummate the Merger if Company and/or any of its Subsidiaries file suit or institute proceedings with respect to, obtain, or otherwise affirmatively seek to obtain, directly or indirectly, any such Restraints.

(e)          Parent shall have provided Company with evidence reasonably satisfactory to Company that Parent has not less than $5,000,000 cash on hand.

(f)          Concurrently with the execution of this Agreement, Alan Gaines shall have resigned as a director and Executive Chairman of the Company and joined Parent’s Board of Directors.

(g)          Parent shall have timely made all advances under the Parent Loan Agreement that Company shall have become entitled to receive pursuant to the express terms of the Parent Loan Agreement (including, without limitation, the conditions precedent to such advances).

(h)          Parent shall have delivered to Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of Parent, certifying to the effect that the conditions set forth in this Section 6.2 have been satisfied.

41

Exhibit 2.1

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a)          (i) The representations and warranties of Company set forth in this Agreement qualified by Material Adverse Effect shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of Company set forth in Section 3.2(a) and Section 3.2(b) shall be true and correct at and as of the date of this Agreement, except for any de minimis inaccuracies, and (iii) the other representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b)          Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)          The Company shall have in all materials respects performed all obligations and complied with all covenants contained in the Parent Loan Agreement.

(d)          There shall have not occurred a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, since the date of this Agreement.

(e)          No action, suit, or proceeding shall be pending or threatened before any Governmental Entity or before any arbitrator in which an unfavorable injunction, judgment, order, decree, ruling, or charge (collectively, “Restraints”) would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Parent to own the capital stock of the Surviving Corporation and to control the Surviving Corporation and its Subsidiaries after giving effect to the transactions contemplated by this Agreement, or (D) affect adversely the right, before or following the Closing, of any of the Surviving Corporation and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); provided, that this Section 6.3(e) shall not constitute a condition to the obligations of Parent and Merger Sub to consummate the Merger if Parent and/or any of its Subsidiaries file suit or institute proceedings with respect to, obtain, or otherwise affirmatively seek to obtain, directly or indirectly, any such Restraints.

(f)          Those Approvals designed as Requisite Approvals in Section 3.3(b) of the Company Disclosure Schedule and those Parent Approvals designated as Requisite Approvals in Section 4.2(b) of the Parent Disclosure Schedule have been obtained; provided, that this Section 6.3(f) shall not constitute a condition to the obligations of Parent and Merger Sub to consummate the Merger if Parent or any of its Subsidiaries fail to make any filing with or give any notice, or to use its commercially reasonable efforts to obtain any Requisite Approval.

(g)          The Company shall have provided to Parent evidence satisfactory to Parent that the Company’s liabilities (excluding the Parent Loan obligations, capital leases, deferred rent obligations (currently less than $36,000) and plugging and abandonment liabilities) immediately prior to the Closing do not exceed $6,500,000; provided that such $6,500,000 limit may be increased by up to an aggregate amount of $500,000 in field-related payables so long as there are corresponding field-related receivables and/or deposits.

(h)          The Company shall have either extended the maturity/payment dates for a period of one year beyond the Effective Time (until June 30, 2016 in the case of Mr. Lew), or reached an accommodation with the holders of the Company’s outstanding promissory notes, in a manner acceptable to Parent.

(i)          Company’s CEO shall have entered into a consulting agreement, in form and substance satisfactory to Parent, and shall have resigned as an officer and director of the Company, effective as of the Effective Time.

42

Exhibit 2.1

(j)          The Company shall have fully paid and satisfied the judgment in favor of Nostra Terra Oil & Gas, Inc. and such judgment shall be fully discharged and all liens terminated.

(k)          The holders of not more than 5% of the outstanding shares of the Company Common Stock shall have taken the steps required by the Appraisal Provisions of the NRS to obtain payment for the fair value of their shares (“Dissenters’ Rights”).

(l)          Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer of Company, certifying to the effect that the conditions set forth in this Section 6.3 have been satisfied.

Section 6.4 Frustration of Closing Conditions. No party may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Transactions by the stockholders of Company:

(a)          by the mutual written consent of Parent and Company;

(b)          by Parent or Company, if the Merger shall not have been consummated on or prior to September 30, 2014 (the "End Date"); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(a) or Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either Company or Parent from time to time by written notice to the other party up to a date not beyond November 30, 2014, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c)          by Parent or Company, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

(d)          by Parent or Company, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and Company Stockholder Approval shall not have been obtained;

(e)          by Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from Company describing such breach or failure in reasonable detail (provided that Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein, which would itself result in a failure of a condition set forth in Section 6.3(a), Section 6.3(b), or Section 6.3(c) and provided further that a breach or failure to perform by Parent described in Section 7.1(i) shall be a basis for termination by the Company under that Section, but not under this Section 7.1(e));

43

Exhibit 2.1

(f)           by Parent, if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement or the Parent Loan Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a), Section 6.3(b), or Section 6.3(c) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Company does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein, which would itself result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b));

(g)          by Parent, prior to receipt of the Company Stockholder Approval, (i) in the event of a Company Adverse Recommendation Change or (ii) in the event of a Willful Breach by the Company of Section 5.4;

(h)          by Company, prior to receipt of the Company Stockholder Approval and if Company has complied in all material respects with its obligations under Section 5.4, in order to enter into a definitive agreement with respect to a Takeover Proposal (which definitive agreement shall be entered into concurrently with, or promptly following, the termination of this Agreement pursuant to this Section 7.1(h)); provided that any such purported termination by Company pursuant to this Section 7.1(h) shall be void and of no force or effect unless Company pays the Termination Fee in accordance with Section 7.3(a); and

(i)          by Company if (A) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.1 and Section 6.3 have been satisfied or waived by Parent and Merger Sub in writing (other than those conditions that by their nature are to be satisfied at the Closing, provided the Company is then able to satisfy such conditions), and the Company has certified to Parent in writing that such conditions have been satisfied and the Company is prepared to satisfy those conditions at the Closing and (B) Parent and Merger Sub shall have breached their obligation to cause the Merger to be consummated within 10 business days after the date the Closing is required to take place pursuant to Section 1.2.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3 and ARTICLE VIII), and there shall be no other liability on the part of any party to any other party except as provided in Section 7.3 and, subject to Section 7.3(h) and Section 7.3(i), any liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Termination Fees; Expenses.

(a)          If this Agreement is terminated by Company pursuant to Section 7.1(h), then Company shall pay to Parent the Company Termination Fee and Parent's Expenses, by wire transfer to the account designated by Parent in immediately available funds, upon termination of this Agreement and as a condition to the effectiveness of such termination.

(b)          If this Agreement is terminated by Company pursuant to Section 7.1(d) and prior to the receipt by Company of the Company Stockholder Approval, any person (other than Parent or any of its affiliates) shall have made a Takeover Proposal, which shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Board of Directors of Company, then Company shall pay to Parent the Parent Expenses, by wire transfer to the account designated by Parent in immediately available funds, and, if within twenty-four months after such termination of this Agreement, Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such 24-month period), a Takeover Proposal, then Company shall pay to Parent an amount equal to the Company Termination Fee, by wire transfer to the account designated by Parent in immediately available funds, on the earlier of the public announcement of Company's entry into such agreement or the consummation of any such Takeover Proposal.

44

Exhibit 2.1

(c)          If this Agreement is terminated (i) by Parent pursuant to Section 7.1(g), (ii) by Company pursuant to Section 7.1(b) and, at the time of such termination, (A) the Company Stockholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(g), or (iii) by Parent (1) pursuant to Section 7.1(f) due to a breach of Company's covenants contained in this Agreement or the Parent Loan Agreement and, at the time of such breach, a Takeover Proposal shall have been announced or disclosed or otherwise communicated to the Board of Directors of Company and not have been withdrawn or (2) pursuant to Section 7.1(f) due to a breach of Company's covenants contained in Section 5.6(b), then Company shall pay to Parent the Company Termination Fee, by wire transfer to such account designated by Parent in immediately available funds, in the case of any termination by Parent, within two business days of such termination, and in the case of any termination by Company, prior to or concurrently with such termination.

(d)          If this Agreement is terminated by Parent pursuant to Section 7.1(f) due to a breach of Company's covenants contained in this Agreement or the Parent Loan Agreement (other than due to a breach for which the Termination Fee is payable under Section 7.3(c)), then Company shall pay to Parent the Company Termination Fee, by wire transfer to the account designated by Parent in immediately available funds, within two business days following such termination, and Parent's Expenses.

(e)          If this Agreement is terminated by the Company pursuant to Section 7.1(i), then the Parent shall pay to the Company the Parent Termination Fee, either by wire transfer to the account designated by Company in immediately available funds, within two business days following such termination or, at Parent’s election, by applying such amount to the reduction of the principal, interest, and other amounts payable by Company under the Parent Loan Agreement (it being understood that if the Parent elects to make such a reduction, the Parent Loan Agreement shall otherwise remain payable in accordance with its terms).

(f)          For purposes of this Agreement, the term:

(i)          "Parent Expenses " shall mean Parent's actual, itemized out-of-pocket expenses in connection with the negotiation, preparation, and execution of this Agreement and obtaining approval of its Board of Directors for the transactions contemplated herein, not to exceed $300,000;

(ii)         "Company Termination Fee" shall mean a cash amount equal to $3,000,000; and

(iii)        “Parent Termination Fee” shall mean a cash amount equal to $1,000,000.

(g)          Notwithstanding anything to the contrary in this Agreement, (i) if the Company Termination Fee shall become due and payable in accordance with Section 7.3, or if Parent Expenses shall become due and payable in accordance with Section 7.3, then from and after such termination and payment of the Termination Fee and Parent Expenses pursuant to and in accordance with Section 7.3, Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby, except in the case of fraud or willful misconduct by Company and (ii) if the Parent Termination Fee shall become due and payable in accordance with Section 7.3, then from and after such termination and payment of the Parent Termination Fee pursuant to and in accordance with Section 7.3, Parent and Merger Sub shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby, except in the case of fraud by Parent or Merger Sub.

(h)           Each of the parties hereto acknowledges that the Company Termination Fee, the Parent Termination Fee, and the Parent Expenses reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the parties in the circumstances in which such fees and/or expense reimbursements are due and payable and, in each case, which do not involve fraud or willful misconduct, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the Company Termination Fee and Parent Expense reimbursement, and in no event shall Company be required to pay Parent an amount in excess of the Company Termination Fee and Parent Expense reimbursement pursuant to all provisions of this ARTICLE VII, in connection with a termination of this Agreement pursuant to which such Company Termination Fee and/or Parent Expense reimbursement are payable. In no event shall Company be entitled to more than one payment of the Parent Termination Fee, and in no event shall Parent be required to pay Company an amount in excess of the Parent Termination Fee pursuant to all provisions of this ARTICLE VII, in connection with a termination of this Agreement pursuant to which such Parent Termination Fee is payable.

45

Exhibit 2.1

(i)           Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if any party fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (i) such party shall reimburse the other party that should have received such amount for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and (ii) such party shall pay to the other party that should have received such amount interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 3%.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such expenses.

Section 8.2 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.3 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided that the Merger shall be governed by the laws of the State of Nevada.

Section 8.4 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in federal and state courts located in Delaware (the “Delaware Courts”) and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.4 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Courts. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.6; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. The terms of this Section 8.4 shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement, but the parties agree that if a party has terminated this Agreement and received the Company Termination Fee or Parent Termination Fee (or if the amounts payable under the Parent Loan Agreement have been reduced by such amount), the applicable provision of Section 7.3(g) shall apply.

46

Exhibit 2.1

Section 8.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.6 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.6; or (c) when delivered by courier (with confirmation of delivery); in each case to the party to be notified at the address, facsimile number, or email address for such party set forth on the signature page hereto or such other address, facsimile number or email address as such party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of Company or any other party hereto, but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the first sentence of this Section 8.7, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.7 shall be null and void.

Section 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.9 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

47

Exhibit 2.1

Section 8.10 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12 No Third-Party Beneficiaries. Each of Parent and Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) after the Effective Time, except for (i) the provisions of Section 5.10 and (ii) the right of Company's stockholders to receive the Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Definitions. All capitalized terms that appear in this Agreement and are not defined herein shall have the respective meanings ascribed thereto in Appendix 1 hereto. References in this Agreement to "Subsidiaries" of any party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner or managing member on the date hereof. References in this Agreement (except as specifically otherwise defined) to "affiliates" means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to "person " means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, "knowledge" means (i) with respect to Parent, the actual knowledge of the individuals listed in Section 8.14(a) of Parent Disclosure Schedule and (ii) with respect to Company, the actual knowledge of the individuals listed on Section 8.14(a) of the Company Disclosure Schedule. As used in this Agreement, "business day" means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by Law to remain closed.

[Signatures begin on following page.]

48

Exhibit 2.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

"Parent:"	"Merger Sub:"

STRATEX OIL & GAS HOLDINGS, INC, a Colorado corporation	Richfield Acquisition Corp., a Nevada corporation

By	By
Name: Stephen P. Funk	Name: Stephen P. Funk
Title: Chief Executive Officer	Title: President

Address, Facsimile No., & Email for Notices:	Address, Facsimile No., & Email for Notices:

30 Echo Lake Road	30 Echo Lake Road
Watertown, CT 06795	Watertown, CT 06795
Facsimile No.:	Facsimile No.:
Email: sfunk@stratexoil.com	Email: sfunk@stratexoil.com

With a copy to:	With a copy to:

Buchanan Ingersoll & Rooney	Buchanan Ingersoll & Rooney
1290 Avenue of the Americas	1290 Avenue of the Americas
Floor 30	Floor 30
New York, NY 10104	New York, NY 10104
Attn: Matthew S. Cohen	Attn: Matthew S. Cohen
Facsimile No.: (212) 440-4401	Facsimile No.: (212) 440-4401

[Signatures continued on following page.]

49

Exhibit 2.1

Signature Page to Agreement and Plan of Merger

"Company:"

RICHFIELD OIL & GAS COMPANY, a Nevada corporation

By
Name: Douglas C. Hewitt, Sr.
Title: President & Chief Executive Officer

Address, Facsimile No., & Email for Notices:
15 W. South Temple
Suite 1050
Salt Lake City, Utah 84101
Facsimile No.: (801) 519-6703

Signature Page to Agreement and Plan of Merger

50

Exhibit 2.1

Appendix 1

Definitions

For purposes of the foregoing Agreement, the following terms shall have the following respective meanings (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

"Contract" means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

“Company Designees” means John McFadden, Joseph Tate, Thomas Grimm, Glenn MacNeil, or Wendell Lew, two of which are to be selected by the Company pursuant to Section 5.14 of this Agreement.

"Derivative" means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

"Environmental Law" means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

"ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

"good and defensible title" means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

“Governmental Entity” means any federal, state, foreign, provincial, local or other governmental, regulatory or administrative agency, commission, department, board, governmental subdivision, court, tribunal, arbitrating body or other authority.

"Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

"Hydrocarbons" means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

51

Exhibit 2.1

"IT Assets" means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of Parent and its Subsidiaries that are required in connection with the operation of the business of Parent and its Subsidiaries.

"Material Adverse Effect" means an event, change, effect, development or occurrence that has had, or would be reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of a party or its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which such party or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such party or any of their respective Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to any of the Transactions, (4) any taking of any action at the request of the other party; (5) any changes or developments in prices for oil, natural gas or other commodities or such party's raw material inputs and end products, (6) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards or interpretations thereof, (8) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (9) any failure by such party to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition) or (10) any changes in the share price or trading volume of the such party's stock or its credit ratings (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (6), (7) and (8), to the extent disproportionately affecting such party and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such and its Subsidiaries operate.

"Oil and Gas Contracts" means any of the following Contracts to which the applicable person or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

"Oil and Gas Interests" means (A) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (B) Hydrocarbons or revenues therefrom; (C) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or united; (D) all Oil and Gas Contracts; (E) surface interests, fee interests, reversionary interests, reservations and concessions; (F) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (G) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (A) and (C) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (H) all interests in machinery equipment (including Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering Systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (I) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

52

Exhibit 2.1

"Oil and Gas Leases" means all leases, subleases, licenses or other occupancy or similar agreements under which Parent or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of Parent’s business.

"Order" means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parent Loan” means the loan to be made by Parent to Company pursuant to the Parent Loan Agreement.

“Parent Loan Agreement” means that certain Note and Security Agreement of even date herewith between Parent, Company and certain Subsidiaries of Company, pursuant to which Parent agreed to advance up to $3,000,000 subject to the terms contained therein.

"Permitted Lien" means (A) any Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith or for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among Company and its wholly owned Subsidiaries, or (F) Liens arising under or pursuant to the organizational documents of Company or any of its Subsidiaries.

"Production Burden" means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

"Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Specified Additional Shares” means (1) up to 3,000,000 shares of Company Common Stock that are issued by the Company, if any, after the date of this Agreement and prior to the close of business on the day immediately preceding the Effective Time pursuant to the exercise for cash of those warrants identified in Appendix I of the Company’s Disclosure Schedule in accordance with the terms of those warrants as in effect on the date hereof and (2) up to 2,000,000 shares of Company Common Stock that are issued by the Company, if any, after the date of this Agreement and prior to the close of business on the day immediately preceding the Effective Time pursuant to the conversion of the convertible note identified in Appendix I of the Company’s Disclosure Schedule in accordance with the terms of that convertible note as in effect on the date hereof.

"Superior Proposal" means a bona fide, unsolicited written Takeover Proposal (A) that if consummated would result in a third party (or in the case of a merger in which Parent issues stock to such third party, the stockholders of such third party) acquiring, directly or indirectly, 75% or more of the outstanding Company Common Stock or more than 75% of the consolidated assets (based on the fair market value thereof) of Company and its Subsidiaries, taken as a whole, (B) that the Board of Directors of Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Takeover Proposal and (C) that the Board of Directors of Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel (taking into account at the time of determination any changes to this Agreement irrevocably offered by Parent in response to such Takeover Proposal, and all financial, legal, regulatory and other aspects of such Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement and any other factors deemed relevant by the Board of Directors of Company), is more favorable to the stockholders of Company than the Merger.

53

Exhibit 2.1

"Systems" means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by Company or any of its Subsidiaries and used for the conduct of the business of Company or any of its Subsidiaries as presently conducted.

"Takeover Proposal" means any bona fide proposal or offer made by a third party (other than any offer or proposal by Parent or its affiliates) for or with respect to any acquisition, whether by a merger, consolidation, tender offer, exchange offer, business combination, recapitalization, binding share exchange, joint venture or other similar transaction, of (A) more than 25% or more of Company's consolidated assets (based on the fair market value thereof), or (B) more than 25% of the outstanding Company Common Stock or securities of Company representing more than 25% of the voting power of Company.

"Tax" or "Taxes" means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, branch profits, capital, sales, use, ad valorem, value added, transfer, registration, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, environmental, real property, personal property, alternative, add-on minimum and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority in connection with respect thereto, whether disputed or not.

"Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

"Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

"Units" means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

"Wells" means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Leases or Unit or otherwise associated with an Oil and Gas Interest of the applicable person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

"Willful Breach" means a material breach, or failure to perform, that is the consequence of an act or omission of the Company or a Representative or a Subsidiary of Company with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

54

Exhibit 2.1

i

Exhibit 2.1

ii

Exhibit 2.1

iii